Exhibit III

FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2022

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements, and IFRS may lack specific requirements or guidance that is available in U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the financial years 2020, 2021 and 2022 have been audited by Ernst &Young Oy and Ernst & Young AB as indicated in their reports included in the Bank’s previous Form 18-K filings for the financial years ended December 31, 2020, 2021 and 2022 and incorporated by reference into the Bank’s Registration Statement on Schedule B of the Securities Act (No. 333-217876) and elsewhere herein.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

For the financial year 2020,2021 and 2022 NIB appointed Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst &Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing Ernst & Young AB, Sweden as its independent joint auditors.

NORDIC INVESTMENT BANK

Statement of comprehensive income 1 January – 31 December

EUR 1,000	Note	2020	2021	2022
Interest income from financial assets held at amortised cost		254,355	197,089	365,505
Interest income from financial assets held at fair value		18,160	4,159	51,385
Interest expense		-66,973	145	-197,617

Net interest income	(3) (4)	205,543	201,393	219,272

Commission income and fees received	(5)	12,485	9,199	8,805
Commission expense and fees paid		-3,145	-2,165	-2,012

Net fee and commission income		9,340	7,034	6,793

Net profit/loss on financial operations	(6)	58,810	-23,663	-37,497
Foreign exchange gains and losses		183	13	-214

Total operating income		273,876	184,777	188,353

Expenses
General administrative expenses
Personnel expenses	(7)	-31,327	-29,182	-31,764
Other administrative expenses	(8)	-13,563	-12,766	-14,544
Depreciation	(14)	-7,546	-9,545	-6,308

Total operating expenses		-52,437	-51,493	-52,616

Profit before loan losses		211,439	133,284	135,737
Net loan losses	(9)	-56,744	25,874	3,536

Net Profit for the year		164,695	159,158	139,273

Other Comprehensive income
Items that will be reclassified to income statement
Fair value hedges - valuation of cross currency basis spread		9,120	-21,612	-3,029
Items that will not be reclassified to income statement
Changes in own credit risk on liabilities recorded at fair value		-3,376	329	6,103

Total other comprehensive income		5,744	-21,283	3,073

Total Comprehensive income		170,439	137,876	142,346